SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 15, 2006
BioMed Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-32261	20-1142292

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
17140 Bernardo Center Drive, Suite 222
San Diego, California 92128
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (858) 485-9840

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 99.1

Item 1.01 Entry into a Material Definitive Agreement.
     The information provided in Item 5.02 below is incorporated herein by reference.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On March 15, 2006, BioMed Realty Trust, Inc. issued a press release announcing that it has promoted John F. Wilson, II to the newly created position of Executive Vice President – Operations and that R. Kent Griffin, Jr. will join the company as Chief Financial Officer, each effective March 27, 2006. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
     BioMed entered into an amendment to Mr. Wilson’s employment agreement, effective March 27, 2006, to reflect his promotion to Executive Vice President – Operations, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. There were no changes to Mr. Wilson’s salary or other terms of employment.
     BioMed also entered into an employment agreement with Mr. Griffin, effective March 27, 2006, to provide for Mr. Griffin to serve as BioMed’s Chief Financial Officer, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference. The employment agreement has a term of two years and provides for automatic one-year extensions thereafter, unless either party provides at least six months’ notice of non-renewal.
     Mr. Griffin’s employment agreement provides for (1) an annual base salary of $288,750, subject to annual increases based on increases in the consumer price index and further increases in the discretion of BioMed’s board of directors or the compensation committee of the board of directors, (2) eligibility for annual cash performance bonuses based on the satisfaction of performance goals established by BioMed’s board of directors or the compensation committee of the board of directors, with a minimum annual bonus equal to 50% of base salary and a maximum annual bonus up to 150% of base salary, (3) participation in other incentive, savings and retirement plans applicable generally to BioMed’s senior executives, (4) medical and other group welfare plan coverage and fringe benefits provided to BioMed’s senior executives, (5) payment of the premiums for a long-term disability insurance policy which will provide benefits equal to at least 60% of his annual base salary, (6) payment of the premiums for a $1 million term life insurance policy, (7) monthly payments of $750 for an automobile allowance and (8) reimbursement for reasonable moving expenses up to a total of $50,000. In addition, Mr. Griffin will be granted 20,000 shares of restricted stock as of March 27, 2006, which vest in two equal installments on January 1, 2007 and January 1, 2008.
     The employment agreement provides that, if Mr. Griffin’s employment is terminated by us without “cause” or by him for “good reason” (each as defined in the employment agreement), Mr. Griffin will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:
•	an amount equal to the sum of the then-current annual base salary plus average bonus over the prior three years, multiplied by three, 50% of which amount shall be paid in a lump sum and the remaining 50% of which amount will be paid in equal monthly installments over two years,

•	health benefits for 18 months following his termination of employment at the same level as in effect immediately preceding such termination, subject to reduction to the extent that he receives comparable benefits from a subsequent employer,

•	up to $15,000 worth of outplacement services at BioMed’s expense, and

•	100% of the unvested stock options held by him will become fully exercisable and 100% of the unvested restricted stock held by him will become fully vested.
     Under the employment agreement, BioMed agrees to make an additional tax gross-up payment to Mr. Griffin if any amounts paid or payable to him would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Internal Revenue Code of 1986, as amended. However, if a reduction in the payments and benefits of 10% or less would render the excise tax inapplicable, then the payments and benefits will be reduced by such amount, and BioMed will not be required to make the gross-up payment.
     The employment agreement provides that, if Mr. Griffin’s employment is terminated by us without cause or by him for good reason within one year after a “change in control” (as defined in the employment agreement), then he will receive the above benefits and payments as though his employment was terminated without cause or for good reason. However, the severance amount shall be paid in a lump sum.
     The employment agreement also provides that Mr. Griffin or his estate will be entitled to certain severance benefits in the event of his death or disability. Specifically, he or, in the event of his death, his beneficiaries, will receive an amount equal to the then-current annual base salary; his prorated annual bonus for the year in which the termination occurs; health benefits for him and/or his eligible family members for 12 months following his termination of employment; and in the event his employment is terminated as a result of his disability, BioMed will continue to pay the premiums on the long-term disability and life insurance policies described above for 12 months.
     The employment agreement also contains standard confidentiality provisions, which apply indefinitely, and non-solicitation provisions, which apply during the term of the employment agreement and for any period thereafter during which Mr. Griffin is receiving payments from us.
Item 9.01 Financial Statements and Exhibits.
     (c) The following exhibits are filed herewith:

Exhibit
Number	Description of Exhibit
10.1	First Amendment to Employment Agreement between BioMed Realty Trust, Inc. and John F. Wilson, II dated as of March 27, 2006.
10.2	Employment Agreement between BioMed Realty Trust, Inc. and R. Kent Griffin dated as of March 27, 2006.
99.1	Press release issued by BioMed Realty Trust, Inc. on March 15, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2006	BIOMED REALTY TRUST, INC.

	By:	/s/ GARY A. KREITZER

Name: Gary A. Kreitzer Title: Executive Vice President